Exhibit 10.3


                              VANTAS Incorporated

90 Park Avenue
New York, New York 10016



                                        March 29, 2000


Alan M. Langer
Strawberry Lane
Irvington, New York 10533

Dear Alan:

          This letter agreement (this "Agreement") sets forth the agreement of the parties hereto with respect to the (i) disposition of the equity holdings of Alan M. Langer (the "Employee") in VANTAS Incorporated, a Nevada corporation (the "Company"), (ii) further amendment of the Employee's employment agreement with the Company dated as of October 29, 1999, as amended by an Agreement dated as of October 29, 1999 (the "October Agreement") among the Employee, the Company and FrontLine Capital Group (f/k/a Reckson Service Industries, Inc.), a Delaware corporation ("FrontLine"), and an Agreement dated December 30, 1999 (the "December Agreement") among the Company, FrontLine, the Employee and certain other executive officers of the Company (as so amended by the October Agreement and the December Agreement, the "Employment Agreement"; the October Agreement and the December Agreement are hereinafter collectively referred to as the "Exchange Agreement"), (iii) further amendment of the Fifth Amended and Restated Stockholders' Agreement dated as of July 29, 1999, as amended by amendments thereto dated as of November 22, 1999 and January 26, 2000, by and among the Company and the Securityholders named therein (as so amended, the "Stockholders' Agreement") and (iv) certain other matters set forth herein.

          The parties hereto, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.        Disposition of Employee's Equity Securities.

(a) The Employee hereby represents and warrants to each of the Company and FrontLine that as of the date hereof he is the sole beneficial (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise) and record owner of the following equity securities of the Company: (i) Eighty Thousand (80,000) shares of Class A Common Stock, par value $.01 per share ("Common Stock"), (ii) Seventy-Six Thousand Two Hundred and Eighty-Seven (76,287) shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Stock"), (iii) Twenty-Eight Thousand One Hundred and Fifty-Nine (28,159) shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Stock" and collectively with the shares of Common Stock covered by clause (i) and the shares of Series A Stock covered by clause (ii), the "Employee Shares"), (iv) warrants (the "Warrants") to purchase in the aggregate Seven Thousand Six Hundred and Twenty-Eight (7,628) shares of Common Stock at $1.7014 per share,
(v) options granted under the Company's 1996 Stock Option Plan to purchase in the aggregate One Hundred Thirty-Three Thousand Two Hundred and Forty-Four (133,244) shares of Common Stock at Two Dollars ($2) per share and (vi) option granted under the Company's 1999 Stock Option Plan to purchase One Hundred Thousand (100,000) shares of Common Stock at Six Dollars ($6) per share (collectively with the options covered by clause (v), the "Options").

(b) The Employee shall take all necessary action prior to the Effective Time of the HQ Merger (as such terms are defined in the Merger Agreement (as hereinafter defined)) to fully convert the shares of Series A Stock and Series B Stock included within the Employee Shares into shares of Common Stock. The Employee Shares, after giving effect to the conversion contemplated by the immediately preceding sentence, shall be subject to and purchased in accordance with the terms and provisions of the Merger Agreement applicable to shares of Common Stock. For purposes of this Agreement, the term "Merger Agreement" means that certain Agreement and Plan of Merger dated as of January 20, 2000 by and among the Company and FrontLine (solely for purposes of certain sections thereof), on the one hand, and HQ Global Workplaces, Inc., a Delaware corporation, and CarrAmerica Realty Corporation, a Maryland corporation (solely for purposes of certain sections thereof), on the other hand.

(c) Immediately prior to the Effective Time of the HQ Merger, the Employee shall deliver the execution originals of the agreements evidencing the Warrants and Options to the Company and effect a cashless exercise (the "Cashless Exercise") of all (but not less than all) of the Warrants and Options to be calculated based on the price being paid for each share of Common Stock in the HQ Merger. Assuming that the amount to be paid for each share of Common Stock pursuant to the Merger Agreement is Eight Dollars ($8), a Cashless Exercise of all of the Warrants and Options pursuant to this
Section 1(c) will result in the issuance of 130,937 shares of Common Stock (the "Cashless Exercise Shares") which will be purchased under the Merger Agreement for One Million Forty-Seven Thousand Four Hundred Ninety-Six Dollars ($1,047,496). The methodology utilized for calculating the number of Cashless Exercise Shares and the payment due under the Merger Agreement on account thereof based on an Eight Dollar ($8) per share purchase price is set forth on
Schedule I attached hereto. The number of and dollar amount to be paid for the Cashless Exercise Shares set forth on Schedule I attached hereto is calculated as follows: First, calculate the amount required to exercise the Warrants and the Options in their entirety. Second, subtract such exercise price amount from the amount which would be payable under the Merger Agreement for the shares of Common Stock underlying all of the Warrants and the Options. Finally, divide the amount resulting from such subtraction by the amount to be paid for each share of Common Stock pursuant to the Merger Agreement. The amount resulting from such division (which if not a whole number shall be rounded up to the nearest whole number) represents the number of Cashless Exercise Shares the Employee shall receive as a result of the Cashless Exercise. The Cashless Exercise Shares shall be subject to and purchased in accordance with the terms and provisions of the Merger Agreement applicable to shares of Common Stock.

(d) Concurrently with the Employee's receipt of the cash payment due under the Merger Agreement on account of the Employee Shares and Cashless Exercise Shares, the Employee shall repay all unpaid principal and accrued and unpaid interest due under the Secured Term Promissory Note dated December 30, 1999 (the "1999 Note") in the principal amount of One Hundred Forty-Three Thousand Five Hundred and Twelve Dollars ($143,512) by and between the Employee, as maker, and the Company, as payee.

(e) The Employee hereby represents and warrants to each of the Company and FrontLine that (i) as of the date of this Agreement, the Employee Shares, the Warrants and the Options constitute all of the equity securities of, or other equity in, the Company owned beneficially or of record by the Employee and (ii) in the event the HQ Merger is effected and the transactions covered by Sections 1(b), 1(c) and 1(d) of this Agreement are consummated, the Employee, upon the consummation of such transactions, shall not own beneficially or of record equity or debt interests in or of the Company (or its successor) of any kind or nature.

(f)       In the event that the Merger Agreement is terminated, (i)
Sections 1(b), 1(c) and 1(d) of this Agreement shall be of no further force and effect, (ii) the 1999 Note shall be repaid by the Employee upon the effective date of the termination of his employment with the Company and (iii) the Employee shall continue to have, with respect to the Employee Shares, Warrants and Options, his rights set forth under paragraph 2 of Schedule B (the provisions of such Schedule B being hereinafter referred to as the "VANTAS Long Term Incentive Plan") to the October Agreement, as such VANTAS Long Term Incentive Plan has been approved by the Company's senior lenders or as may in the future be approved by the Company's then existing senior lenders (as of the date of this Agreement, the Company is permitted by its senior lenders to spend up to Two Million Dollars ($2,000,000) per quarter and Eight Million Dollars ($8,000,000) in the aggregate under the VANTAS Long Term Incentive Plan).

2.        Employment Agreement.

(a)       The Employment Agreement is hereby amended as follows:

               (i) Paragraph 1 of the Employment Agreement is amended and restated in its entirety as follows:

          "Term of Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company on the terms and conditions set forth in this Agreement for a term (the "Term") continuing until the earliest to occur of (i) the date on which the HQ Merger (as such term is defined in that certain Agreement and Plan of Merger dated as of January 20, 2000 (the "Merger Agreement") by and among the Company and FrontLine Capital Group (f/k/a Reckson Service Industries, Inc., a Delaware corporation ("FrontLine") (solely for purposes of certain sections thereof), on the one hand, and HQ Global Workplaces, Inc., a Delaware corporation, and CarrAmerica Realty Corporation, a Maryland corporation (solely for purposes of certain sections thereof), on the other hand) is effected, (ii) the termination of the Merger Agreement, (iii) June 30, 2000 or (iv) the date on which Executive's employment is terminated pursuant to Paragraph 6 (the earliest of such dates, the "Termination Date")."

               (ii) Paragraph 2(a) of the Employment Agreement is amended and restated in its entirety as follows:

          "Position. Executive shall report and be responsible to the Board of Directors of the Company, the Chairman of the Board and the Chief Executive Officer. During the Term, Executive's primary duties shall consist of serving on the HQ Merger transition team and assisting in the orderly transition of the Company's operations to the corporation surviving the HQ Merger in such manner as shall be reasonably requested by the Company. During the period prior to the HQ Merger, subject to the Employee's approval (which shall not be unreasonably withheld or delayed), the Employee shall also perform such other duties as the Board of Directors of the Company, the Chairman of the Board or the Chief Executive Officer from time to time may reasonably request. The Employee shall not be required to report to the Company's executive offices, except as may reasonably be requested by the Company with reasonable advance notice."

              (iii) Paragraph 2(b) of the Employment Agreement is amended and restated in its entirety as follows:

          "No Other Employment. Subject to the other terms and provisions of this Agreement, including, without limitation, Paragraph 7, Executive shall not be precluded from engaging in other business activities prior to the Termination Date including, but not limited to, serving on the board of directors of other companies and on civic and charitable boards, managing his and his immediate family's investments and providing consulting services, in each case, so long as Executive remains reasonably available to the Company to perform the duties described in Paragraph 2(a)."

               (iv) Paragraph 3 of the Employment Agreement is amended and restated in its entirety as follows:

          "Annual Payment. During the period commencing on January 1, 2000 and ending on the Termination Date, the Company shall, as compensation for Executive's services hereunder and as consideration for his covenants and agreements contained in Paragraph 7, make payments (the "Annual Payment") to Executive at the rate of Two Hundred Four Thousand Seven Hundred Dollars ($204,700) per annum. The Annual Payment shall be payable in such installments as is customary for executives of the Company."

               (v) The language in Paragraph 4 of the Employment Agreement preceding Paragraph 4(a) of the Employment Agreement is deleted in its entirety.

               (vi) Paragraph 4(a) of the Employment Agreement is amended and restated in its entirety as follows:

          "Performance Bonus. Executive shall receive a bonus of Seventy-Five Thousand Dollars ($75,000) on account of the fiscal year 1999 and a bonus of Six Thousand Five Hundred and Sixty-Three Dollars ($6,563) on account of the fiscal year 2000 (each a "Performance Bonus"). Each Performance Bonus shall be paid to Executive on the Termination Date. In addition, Executive shall be entitled to receive a further bonus (the "Contingent Bonus") of Seventy-Five Thousand Dollars ($75,000) on account of the fiscal year 1999 in the event that the penalty of approximately Three Hundred Seventy-Seven Thousand Dollars ($377,000) assessed against the Company by the Internal Revenue Service during the first calendar quarter of the year 2000 is reversed to an amount no greater than Seventy-Five Thousand Dollars ($75,000). If such a reversal occurs, the Contingent Bonus shall be paid to Executive within five (5) business days after the effective date of such reversal."

              (vii) Paragraph 4(b) of the Employment Agreement is amended and restated in its entirety as follows:

          "No Further Compensation. Upon Executive's receipt of the payments contemplated by Paragraphs 3, 4(a), and, if applicable, 5(d) and 6, Executive shall not be entitled to any further payments from the Company under this Agreement."

             (viii) Paragraph 4(c) of the Employment Agreement is deleted in its entirety.

               (ix) Paragraph 5(b) of the Employment Agreement is amended and restated in its entirety as follows:

               "[Intentionally Omitted.]"

               (x) Paragraph 6(a)(iii) of the Employment Agreement is amended and restated in its entirety as follows:

               "'Good Reason' means either of the following: (A) the failure to pay in a timely manner any Annual Payment or Performance Bonus due to Executive hereunder that the Company fails to remedy within thirty (30) days after notice thereof by Executive, (B) a material breach by the Company of any provision of this Agreement that the Company fails to remedy or cease within thirty (30) days after notice thereof by Executive or (C) a reduction in the amount of the Annual Payment."

               (xi) Paragraph 6(b)(iv) of the Employment Agreement is amended and restated in its entirety as follows:

               "by the Company at any time without Cause; or"

              (xii) Paragraph 6(b)(vi) of the Employment Agreement is deleted in its entirety.

             (xiii) Paragraph 6(c)(i) of the Employment Agreement is amended and restated in its entirety as follows:

               "If Executive's employment is terminated by reason of death or Disability, Executive (or his legal representative) shall be entitled (A) to receive any Annual Payment, Performance Bonus and Car Allowance accrued up to the date of termination which remains unpaid, (B) in the case of Disability, to continue to receive payments of Annual Payments for a period of 90 days following the effective date of termination by reason of Disability, but in no event beyond the date that payments under the Company's long-term disability policy commence, and (C) to be paid such disability or death benefits as are provided under any Company benefit plans in which Executive is a participant. Except as set forth in Paragraph 6(d), Executive shall not be entitled to any other or further compensation after the date of any such termination of employment."

              (xiv) Paragraph 6(c)(iii) of the Employment Agreement is
                    amended and restated in its entirety as follows:

               "If the employment of Executive is terminated by the Company without Cause, voluntarily terminated by Executive for Good Reason or Executive has remained in the employ of the Company through the earlier to occur of the date on which the HQ Merger is effected and June 30, 2000, Executive shall be entitled to receive (A) any Annual Payment, Performance Bonus and Car Allowance accrued up to the date of termination which remains unpaid and (B) on the Termination Date, an amount (without discount for present value) equal to the Annual Payment Executive would be entitled to receive had he continued to be employed by the Company during the period commencing on the effective date of the termination of Executive's employment without Cause or for Good Reason, or the Termination Date, as the case may be, and ending on December 31, 2001. Except as set forth in Paragraphs 6(d) and 6(e), Executive shall not be entitled to any other or further compensation after the date of any such termination of employment."

               (xv) Paragraph 6(c)(iv) of the Employment Agreement is deleted in its entirety.

              (xvi) The penultimate and last paragraphs of Paragraph 8(a) of the Employment Agreement are amended and restated in their entirety as follows:

               "If to the Company:

                    VANTAS Incorporated
                    90 Park Avenue
                    New York, New York 10016
                    Attn: David J. Rupert
                    Fax: 212.907.6533

                    with a copy to:

                    Herrick, Feinstein LLP
                    2 Park Avenue
                    New York, New York 10016
                    Attn: Irwin A. Kishner
                    Fax: 212.889.7577

                    If to Executive:

                    Alan M. Langer
                    Strawberry Lane
                    Irvington, New York 10533
                    Fax: 914.591.8347

                    with a copy to:

                    Willkie Farr & Gallagher
                    787 Seventh Avenue
                    New York, New York 10019
                    Attn: Frank A. Daniele
                    Fax: 212.728.8111"

             (xvii) Paragraph 8(d) of the Employment Agreement is amended and restated in its entirety as follows:

               "This Agreement, the Agreement dated as of October 29, 1999 among the Employee, the Company and FrontLine, the Agreement dated December 30, 1999 among the Company, FrontLine, the Employee and certain other executive officers of the Company and the letter agreement dated March 29, 2000 among Executive, the Company and FrontLine constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other written or oral negotiations or agreements with respect thereto."

(b) Except as expressly modified by Section 2(a) of this Agreement, all of the terms and provisions of the Employment Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between the terms and provisions of this Agreement and the Employment Agreement, this Agreement shall prevail.

(c)       Notwithstanding the terms and provisions of the Exchange
Agreement to the contrary, but subject to Section 5 of this Agreement, in the event that the employment of the Employee is terminated by the Company, other than for "cause" (as such term is defined in the Company's 1999 Stock Option
Plan), or if the Employee has remained in the employ of the Company through the earlier to occur of the date on which the HQ Merger is effected or June 30, 2000, the Employee shall be relieved of his contingent obligation under the Exchange Agreement to repay the Additional Compensation (as such term is defined in the October Agreement).

(d) The Company hereby confirms that the Employee, following the termination of his employment with the Company, shall have (i) the indemnification rights provided for in the Company's Amended and Restated Articles of Incorporation and By-Laws and (ii) coverage under the Company's Executive Protection Policy, in each case to the same extent as provided to former officers of the Company.

(e) Upon the termination of the Employee's employment with the Company or the corporation surviving the HQ Merger, the Employee shall be provided with a Drake Beam package as shall reasonably be agreed upon by the Employee and the Company or the corporation surviving the HQ Merger.

(f) In the event that the HQ Merger is effected, the Employee hereby covenants that he shall not thereafter cause any third party (including, without limitation any governmental authority) to bring, or assist (except where such assistance is required by law) any such third party in bringing, any legal proceeding of any kind or nature (whether by means of litigation, arbitration, governmental proceeding or otherwise) against the corporation surviving the HQ Merger, the Company, FrontLine and/or their respective affiliates for any reason (other than the Company's breach of this Agreement or the Employment Agreement (as amended by this Agreement)). In the event that the Employee shall breach such covenant, he shall indemnify and hold harmless each of the corporation surviving the HQ Merger, FrontLine and their respective affiliates from and against any and all losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred as a result of the claim brought by such third party.

(g) The Employee hereby acknowledges that, upon the termination of his employment with the Company and the receipt of all payments to which he is entitled pursuant to this Agreement, he shall, except as provided in Section 1(f) of this Agreement, have no further rights under the VANTAS Long Term Incentive Plan or to any other compensation or benefits from the Company (other than of those he is entitled to under the Company's health, disability, life insurance and pension plans which are payable by the providers of such plans and not the Company).

(h) In the event that the employment of the Employee has been terminated under Paragraph 6(c)(iii) of Employment Agreement (as amended by this Agreement), the Company shall pay on the effective date of the termination of the Employee's employment (i) an amount not to exceed Eleven Thousand Two Hundred Sixty-One Dollars ($11,261) per calendar year (pro rated to the effective date of the termination of the Employee's employment for the calendar year 2000) relating to health insurance coverage through December 31, 2001 for the Employee and his immediate family and (ii) Seven Thousand Dollars ($7,000) in respect of premiums due under the Employee's Four Million Dollar ($4,000,000) individual life insurance policy for the calendar year 2001.

(i) From and after the earlier to occur of (i) the date on which the HQ Merger is effected or (ii) June 30, 2000, the Employee shall have the right, at his sole cost and expense, to remove from his office the furniture that was historically located therein during the course of the Employee's employment.

(j) To the extent that the Company and/or the corporation surviving the HQ Merger is or are required to withhold any income or employment taxes from any payment made to the Employee under this Agreement or the Employment Agreement (as amended by this Agreement), such taxes shall be withheld at the minimum rate required by law.

3.        Stockholders' Agreement. Subject to the last sentence of this
Section 3, the Employee hereby relinquishes all of his rights existing under the Stockholders' Agreement and the terms and provisions of the Stockholders' Agreement as they pertain to the Employee shall be deemed terminated and of no further force and effect. The Employee shall execute all documents and take such other action as may be requested by FrontLine, VANTAS and/or the corporation surviving the HQ Merger in order to further evidence his agreement to the terms and provisions of the immediately preceding sentence. Notwithstanding the foregoing, in the event that the Merger Agreement is terminated, all rights under the Stockholders' Agreement so relinquished by the Employee shall be reinstated thereunder retroactively to the date of this Agreement as if such relinquishment had not occurred insofar as concerns any rights under the Stockholders' Agreement on a going forward basis from and after the date of the termination of the Merger Agreement.

4. Releases. In the event that the HQ Merger is effected, then on the effective date of the HQ Merger (i) the Employee shall execute and deliver to FrontLine and the corporation surviving the HQ Merger the general release attached hereto as Exhibit A-1, (ii) the Employee shall deliver the Age Discrimination in Employment Act release attached hereto as Exhibit B-1, which release shall be executed with a date of April 19, 2000 and delivered in escrow to the Employee's attorney no later than April 20, 2000 and (iii) FrontLine and the corporation surviving the HQ Merger shall execute and deliver to the Employee the general release attached hereto as Exhibit C-1. In the event that the Merger Agreement is terminated, then on the effective date of the termination of the Employee's employment with the Company under circumstances which entitle him to the payments described in Paragraph 6(c)(iii) of the Employment Agreement (as amended by this Agreement) (a) the Employee, in consideration for such payments, shall execute and deliver to FrontLine and the Company the general release attached hereto as Exhibit A-2,
(b) the Employee, in consideration for such payments, shall deliver the Age Discrimination in Employment Act release attached hereto as Exhibit B-2, which release shall be executed with a date of April 19, 2000 and delivered in escrow to the Employee's attorney no later than April 20, 2000 and (c) FrontLine and the Company shall execute and deliver to the Employee the general release attached hereto as Exhibit C-2.

5. Termination. Notwithstanding any other term or provision of this Agreement to the contrary, in the event that (i) the employment of the Employee is terminated for "cause" (as such term is defined in the Company's 1999 Stock Option Plan) or (ii) the Employee and/or David W. Beale seek(s) appraisal rights in connection with the HQ Merger or otherwise oppose, challenge, initiate or affirmatively join in or assist (except where such assistance is required by law) any shareholder or other person in bringing any action opposing, or seeking to alter any of the terms and provisions of, the HQ Merger, then, in either case, (a) this Agreement shall automatically terminate and become null and void for all purposes, (b) any amounts paid to the Employee pursuant to this Agreement shall be repaid to the Company immediately upon demand and (c) the Employee shall repay the Additional Compensation to FrontLine immediately upon demand; provided, however, that if another shareholder of the Company perfects appraisal rights and obtains a higher per share price (the "Appraisal Price") for his shares of Common Stock than the per share price to be paid for Common Stock under the Merger Agreement, then the price to be paid to the Employee for his shares of Common Stock, Series A Stock and Series B Stock shall be increased to the Appraisal Price.

6. Fees and Expenses. Each of the parties hereto shall pay his or its own (and his or its representatives') fees and advances incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and any other agreements or documents contemplated hereby or thereby.

7. Binding Agreement. This Agreement constitutes a binding agreement among the parties hereto and supercedes all prior agreements or understandings, written or oral, concerning the subject matter of this Agreement. In connection with the execution and delivery of this Agreement, none of the parties hereto has relied on any promise, statement, understanding, representation, warranty, undertaking or other inducement of any kind or nature, except as expressly set forth in this Agreement.

8. Remedies. The parties hereto agree that damages may not be an adequate remedy in the event of a breach or threatened breach of Section 3,
Section 4 or Section 5 of this Agreement. In the event of any such breach or threatened breach by any party hereto, the other parties hereto shall be entitled to equitable relief, including injunction and specific performance in addition to all other remedies available at law or in equity.

9. Severability. Wherever possible, each term and provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any term or provision of this Agreement shall be prohibited by or invalid under such law, such term or provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such term or provision or the remaining terms and provisions of this Agreement.

10. Further Assurances. At any time, and from time to time after the date hereof, each party shall, without further consideration and at its own cost and expense, execute and deliver such additional agreements, instruments, documents or certificates and take such further action as shall reasonably be requested by any other party to this Agreement in order to carry out the provisions of this Agreement.

11. Assigns. Neither this Agreement nor any of the rights or obligations of any party shall be assignable or transferable by such party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York.

13. Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions of this Agreement may not be given without the written consent of the parties hereto.

14. Sophistication of Parties. Each of the parties to this Agreement hereby represents and warrants to the other parties hereto that it has (i) such knowledge and experience in financial and business matters such that it is capable of evaluating the terms and provisions of this Agreement and (ii) been represented by counsel of its choosing in connection with the negotiation and execution of this Agreement.

15. Construction. The parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16. Notices. All notices, requests, demands and other communications which are required to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon receipt if personally delivered; (ii) one business day after being transmitted with confirmation of transmission, if transmitted by telecopy or facsimile; (iii) one business day after it is sent, if sent for next day delivery by a recognized overnight courier service with signed receipt; and (iv) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the address set forth on the signature page of this Agreement or to such other address provided by a party by delivering appropriate notice.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed and delivered via facsimile machine by the parties, which shall be deemed for all purposes as original.

                           [SIGNATURE PAGE FOLLOWS]



          If the foregoing terms and conditions are satisfactory to you, please signify your agreement thereto by signing and returning the enclosed copy of this Agreement.

                                   Very truly yours,

                                   VANTAS Incorporated

                                   90 Park Avenue
                                   New York, New York  10016
                                   Tel:  212.907.6400
                                   Fax:  212.907.6533


                                   By:____________________________
                                      Name:
                                      Title:

Accepted and agreed to this
29th day of March 2000:

Alan M. Langer
Strawberry Lane
Irvington, New York 10533
Tel:  914.591.8325
Fax:  914.591.8347


By:_____________________________

Agreed and accepted to solely for purposes of Section 3 and 4 hereof this 29th day of March 2000:

FrontLine Capital Group
230 Park Avenue
New York, New York  10169
Tel:  212.931.8000
Fax:  212.931.8001


By:_____________________________
      Name:
      Title: